Exhibit 99.1

Qwest Communications International Inc.

QUARTERLY SEGMENT INCOME (1)

(UNAUDITIED)

	2011	2010				2009
	Q1	Q4	Q3	Q2	Q1	Q4	Q3	Q2	Q1
Total segment revenues	$2,753	2,814	2,845	2,824	2,867	2,905	2,960	3,001	3,095
Total segment expenses	1,283	1,348	1,365	1,367	1,381	1,428	1,482	1,509	1,555

Total segment income	$1,470	1,466	1,480	1,457	1,486	1,477	1,478	1,492	1,540

Total margin percentage	53%	52%	52%	52%	52%	51%	50%	50%	50%
Total access lines	8,632	8,855	9,114	9,387	9,663	9,925	10,170	10,484	10,800
Business markets:
Revenues:
Strategic services	$439	435	433	427	417	409	398	391	385
Legacy services	400	407	420	424	440	446	457	474	485

Total strategic and legacy services	839	842	853	851	857	855	855	865	870
Data integration	122	169	157	142	135	148	153	131	124

Total revenues	961	1,011	1,010	993	992	1,003	1,008	996	994

Expenses:
Data integration	73	111	116	102	97	99	113	96	82
Customer service	23	26	25	23	27	30	28	28	28
Facilities	193	200	195	201	195	206	198	201	204
Segment overhead	29	30	30	40	33	32	29	30	35
Network, engineering and other operating	95	97	96	94	94	97	97	97	99
Customer acquisition and provisioning	147	139	146	152	156	156	154	157	172

Total expenses	560	603	608	612	602	620	619	609	620

Income	$401	408	402	381	390	383	389	387	374

Margin percentage	42%	40%	40%	38%	39%	38%	39%	39%	38%
Access lines	1,812	1,843	1,880	1,906	1,934	1,969	2,003	2,034	2,069
Mass markets:
Revenues:
Strategic services	$393	383	381	368	367	356	347	349	349
Legacy services	748	770	791	801	823	846	865	892	927

Total strategic and legacy services	1,141	1,153	1,172	1,169	1,190	1,202	1,212	1,241	1,276
Qwest- branded wireless services(2)	—	—	—	—	—	4	20	33	55

Total revenues	1,141	1,153	1,172	1,169	1,190	1,206	1,232	1,274	1,331

Expenses:
Customer service	72	75	72	70	80	76	83	96	110
Facilities	28	28	31	31	41	36	40	47	55
Segment overhead	14	16	14	15	17	16	17	19	17
Network, engineering and other operating	244	253	264	251	247	263	275	265	253
Customer acquisition and provisioning	167	167	168	177	175	168	187	197	204

Total expenses	525	539	549	544	560	559	602	624	639

Income	$616	614	623	625	630	647	630	650	692

	2011	2010				2009
	Q1	Q4	Q3	Q2	Q1	Q4	Q3	Q2	Q1
Margin percentage	54%	53%	53%	53%	53%	54%	51%	51%	52%
Broadband subscribers	2,965	2,919	2,905	2,865	2,857	2,818	2,776	2,746	2,712
Video subscribers	1,014	1,003	963	951	951	940	900	857	839
Wireless subscribers	1,123	1,086	1,044	982	922	838	760	738	718
Access lines	5,891	6,067	6,271	6,492	6,708	6,899	7,090	7,342	7,591
Wholesale markets:
Revenues:
Strategic services	$339	330	324	319	317	310	308	307	314
Legacy services	312	320	339	343	368	386	412	424	456

Total revenues	$651	650	663	662	685	696	720	731	770

Expenses:
Customer service	11	14	13	11	15	14	19	24	31
Facilities	107	111	115	119	122	146	151	161	172
Segment overhead	11	12	11	10	10	12	12	12	11
Network, engineering and other operating	49	50	51	51	52	55	56	56	58
Customer acquisition and provisioning	20	19	18	20	20	22	23	23	24

Total expenses	198	206	208	211	219	249	261	276	296

Income	$453	444	455	451	466	447	459	455	474

Margin percentage	70%	68%	69%	68%	68%	64%	64%	62%	62%
Access lines	929	945	963	989	1,021	1,057	1,077	1,108	1,140

(1) We have reclassified certain prior year amounts to conform to the current period presentation.

(2) The decrease in Qwest-branded wireless services revenues in 2010 compared to 2009 is primarily due to fewer wireless subscribers as we transitioned to selling Verizon Wireless services. We recognize revenue from Verizon Wireless services on a net basis, whereas we recognized revenue from Qwest-branded wireless services on a gross basis. We categorize the revenue that we earn from our Verizon Wireless arrangement in strategic services revenues.